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                                                                    EXHIBIT 99.1

                 TEXT OF PRESS RELEASE DATED SEPTEMBER 25, 1998

FOR IMMEDIATE RELEASE


Contacts:
Paul Emery                                        Lillian Armstrong/Kris Otridge
VP Finance & Administration/CFO                   Lippert/Heilshorn & Associates
Digital Generation Systems, Inc.                                    415.433.3777
415.276.6600


                DG SYSTEMS ACQUIRES DIGITAL COURIER INTERNATIONAL

  -- INCREASES US MARKET SHARE TO OVER 40% AND ESTABLISHES CANADIAN PRESENCE --

       SAN FRANCISCO, CA - SEPTEMBER 25, 1998 -- Digital Generation Systems, Inc. (NASDAQ NM: DGIT), today announced it acquired Digital Courier International Corporation (DCI) (Alberta: DIC.AL), a leading supplier of electronic distribution and communications services for the broadcast marketplace based in Vancouver, British Columbia. Financial details were not disclosed.

       With annualized revenues approaching $5 million and approximately 50 employees, DCI delivers CD-quality audio across its North American radio station network consisting of 4,900 stations. The DCI wide area network has a two-way capability in which digital audio may be sent to or received from DCI customers. DCI also provides application interfaces to its two-way, open architecture network to enable third party integration and application development. As a former subsidiary of British Columbia Telecom, DCI filed for receivership three months ago due to discontinued funding from the parent company.

       Hank Donaldson, President & CEO of DG Systems stated, "This acquisition is highly advantageous to DG Systems, and gives us an important leadership position in the radio spot delivery business in U.S. and Canada, with a market share of approximately 40%. DCI's network enhances our current service offerings and gives us the potential to realize significant cost benefits from the integration of the two networks and from reduced telecommunication rates. Moreover, we expect to derive certain economies of scale derived from combining the volumes of our two customer bases across shared facilities and "operations".

       "By becoming part of DG Systems, we will now realize the benefits of an expanded network, and the combining of our expertise in this marketplace. With our joint research and development efforts, we will be able to provide our customers with a complete family of enhanced services and capabilities," said Allan Kozak, President & Chief Operating Officer of DCI.



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       Digital Generation Systems, Inc., has developed and operates a nationwide, value added digital network and Internet service linking hundreds of advertisers and advertising agencies with more than 6,100 radio stations and 500 television stations across the United States. The Company's fault-tolerant network operations center delivers audio, video, image and data content, which facilitates transactions among advertising industry participants. DG Systems' URL is www.dgsystems.com.

       Except for historical and factual information, this release may contain forward-looking statements relating to the Company, the integration of DCI, customer retention and other uncertainties. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG System's business are set forth in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1998 and the Company's Form 10-Q filed on August 14, 1998.

       DG Systems is a trademark of Digital Generation Systems, Inc. All other trademarks are property of their respective holders.





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